EXHIBIT 99.1

Investor Relations Contact:

Lori Owen

Xilinx, Inc.

(408) 879-6911

ir@xilinx.com

XILINX APPOINTS MARSHALL C. TURNER
TO THE COMPANY’S BOARD OF DIRECTORS

SAN JOSE, CA, MARCH 30, 2007 — Xilinx, Inc. (Nasdaq: XLNX) today announced the appointment of Marshall C. Turner to the Company’s Board of Directors effective March 29, 2007.  This expands the number of members on the Xilinx Board to eight, of whom seven members are independent.

“I am delighted to welcome Marshall to our Board of Directors. Marshall has spent over 30 years working in a variety of capacities within the technology sector and brings with him extensive business acumen and semiconductor experience. He will be an asset to Xilinx as we build for the future,” said Wim Roelandts, Xilinx’s chief executive officer.

Mr. Turner recently completed three years as the chief executive officer of Toppan Photomasks, Inc., formerly named “Dupont Photomasks, Inc.” prior to its acquisition by Toppan Printing Company, Ltd. in April 2005.  Mr. Turner is also a member of the board of directors of the Alliance Bernstein Funds and a member of the boards of directors or advisory boards of three privately-held technology companies, including Toppan Photomasks.  He is also a director of the George Lucas Educational Foundation and a trustee of ResearchChannel.  Prior to 2003, he was a general partner or principal of venture capital firms for thirty years, including a total of seven years as acting or full-time chief executive officer of several technology companies.  Mr. Turner has previously been a board member of twenty public and private companies, as well as four investment companies and eight non-profit organizations.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.